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                                                                    EXHIBIT 12.1

                  Duke Energy Field Services Corporation
             Computation of Ratio of Earnings to Fixed Charges

                                                                    Predecessor
                                                                      Company
                                                                    Historical(1)
                                                                    ---------------------------------------------------------------
                                                                                                Years Ended
                                                                      1995         1996      1997       1998       1999      2000
Earnings:
  Pretax income from continuing operations before equity earnings     69,254      117,277    74,834     (6,528)    51,856   341,800
  Add:
    Fixed charges                                                     22,320       14,663    54,177     54,791     55,021   151,567
    Distributed income of equity investees                             1,660        2,997     9,784     11,845     22,502    31,656

  Subtract:
   Interest Capitalized                                                1,694        1,405     2,254      1,565        930       324
                                                                    --------     --------  --------   --------   --------  --------
 Income as adjusted                                                   91,540      133,532   136,541     58,543    128,449   524,699
                                                                    --------     --------  --------   --------   --------  --------

Fixed charges:
  Interest and Debt expense per Statement of Income                   20,115       12,747    51,113     52,403     52,915  $149,220
  Capitalized Interest                                                 1,694        1,405     2,254      1,565        930       324
  Portion of rents representative of the interest factor                 511          511       810        823      1,176     2,023
                                                                    --------     --------  --------   --------   --------  --------
TOTAL FIXED CHARGES                                                   22,320       14,663    54,177     54,791     55,021   151,567
                                                                    --------     --------  --------   --------   --------  --------


RATIO OF EARNINGS TO FIXED                                              4.10         9.11      2.52       1.07       2.33      3.46
CHARGES
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